Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Reports 2014 First Quarter Results

•	Record quarterly sales of $141.0 million, up 90.6% from 2013 first quarter

•	Organic sales of $82.1 million, up 11.0% from 2013 first quarter

•	Completed acquisition of Astronics Test Systems (“ATS”) on February 28, 2014

•	Raises 2014 full year sales forecast to range of $625 million to $660 million

EAST AURORA, NY May 7, 2014 – Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for the global aerospace and defense industries, today reported financial results for the three months ended March 29, 2014.

	Three Months Ended
	March 29, 2014	March 30, 2013	% Change
Sales	$140,951	$73,967	90.6%
Gross profit	$30,005	$20,219	48.4%
Gross profit percentage	21.3%	27.3%
SG&A	$16,378	$9,157	78.9%
SG&A percent to sales	11.6%	12.4%
Income from Operations	$13,627	$11,062	23.2%
Operating margin %	9.7%	15.0%
Net Income	$7,507	$8,564	(12.3)%
Net Income %	5.3%	11.6%

Peter J. Gundermann, President and Chief Executive Officer, commented, “Our first quarter results were strong, reflecting solid conditions in the industry, double digit organic growth and positive contributions from our recent acquisitions. Results are especially notable when one considers that we incurred about $8.7 million of fair value inventory step-up expense relating to acquisition accounting during the quarter. Our acquisitions, including Astronics Test Systems which we acquired in February, are performing collectively to plan and have helped us get off to a great start for 2014.”

Consolidated Review

First Quarter 2014 Results

Consolidated sales for the first quarter of 2014 increased by 90.6% to $141.0 million compared with $74.0 million for the same period last year. Aerospace sales increased by $50.7 million and Test Systems sales increased by $16.3 million. From July 2013 through the end of the 2014 first quarter, Astronics completed four business acquisitions, three in its Aerospace segment and one in the Test Systems segment. Acquisitions contributed $58.8 million to consolidated sales, while organic sales increased $8.2 million, or 11.0%.

Consolidated gross margin was 21.3% in the first quarter of 2014 compared with 27.3% in the first quarter of 2013. Margin leverage achieved from increased organic sales volume was more than offset by costs of approximately $8.7 million relating to the fair value step-up of inventory from acquired businesses and increased engineering and development (“E&D”) costs in Astronics organic businesses of approximately $1.2 million. Total E&D costs were $17.3 million in the first quarter of 2014 including $3.2 million for businesses acquired since the first quarter of 2013. Last year’s first quarter had $12.8 million in E&D expense.

Selling, general and administrative (“SG&A”) expenses were approximately $16.4 million, or 11.6% of sales in the first quarter of 2014 compared with $9.2 million, or 12.4% of sales in the same period last year. The increase was due primarily to the incremental SG&A costs of acquired businesses, which added approximately $7.0 million to SG&A in the first quarter of 2014 when compared with the prior year first quarter.

Diluted earnings per share for the 2014 first quarter were $0.40 compared with $0.47 in the prior year period. This includes the impact of fair value inventory step-up charges for inventory of acquired businesses, which totaled approximately $8.7 million before taxes, or approximately $0.30 per diluted share after tax in the first quarter of 2014.

Earnings per share for all periods presented have been calculated reflecting the effect of the one-for-five Class B share distribution for shareholders of record on October 10, 2013.

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)

Aerospace First Quarter 2014 Results

Aerospace segment sales increased by $50.7 million, or 70.7%, compared with the prior year’s first quarter. Organic sales grew 12.6%, or $9.1 million, and sales from acquired businesses added $41.6 million. Sales to the Commercial Transport market increased due primarily to the sales contributed by the acquired businesses of approximately $35.6 million. Additionally, sales of Electrical Power & Motion products excluding acquired businesses increased approximately $12.1 million as global demand for passenger power systems continued to be strong. Military sales were up slightly when compared with the prior year’s first quarter as sales contributed by the acquired businesses added $1.0 million and was partially offset by lower organic sales to the Military market. Sales to the Business Jet market were up when compared with last year’s first quarter due primarily to the sales contribution from acquired businesses of $2.7 million which was partially offset by a decrease of organic sales of $1.5 million as Lighting & Safety and Electrical Power & Motion sales both decreased slightly. The increase in first quarter Other sales was due primarily to sales from the acquired businesses of approximately $2.3 million partially offset by decreased organic Other sales of $1.4 million.

Aerospace operating profit for the first quarter of 2014 was $17.5 million, or 14.3% of sales, compared with $14.3 million, or 19.9% of sales, in the same period last year. The margin leverage achieved from increased organic sales volume was offset by increased depreciation and amortization expense of $2.8 million and increased organic E&D costs of approximately $1.3 million. Additionally, cost of products sold was approximately $2.4 million greater due to the lower margins recognized from the sale of inventory written up to fair value at the time of acquisition for the acquired businesses. Aerospace SG&A expense increased $5.7 million in 2014 as compared with 2013. The increase was due to the incremental SG&A for the acquired businesses.

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)

Test Systems First Quarter 2014 Results

Sales in the 2014 first quarter increased approximately $16.3 million to $18.6 million when compared with sales of $2.3 million for the same period in 2013, due primarily to the incremental sales to both the Commercial Electronics and Military markets that was provided by the acquisition of ATS on February 28, 2014. ATS contributed $17.2 million in sales which was partially offset by decreased sales of our organic Test Systems business of approximately $0.9 million.

Test Systems operating loss for the first quarter of 2014 was $1.7 million compared with an operating loss of $1.5 million in the same period last year. The operating loss in the first quarter of 2014 includes $6.3 million in cost of products sold that is related to the fair value step-up of inventory from acquired businesses. Depreciation and amortization expense relating to the acquisition was $0.2 million in the first quarter of 2014.

Balance Sheet

Cash at the end of the first quarter of 2014 was $29.1 million compared with $54.6 million at December 31, 2013. Cash provided by operating activities in the first quarter of 2014 was approximately $2.6 million.

Cash used for investing activities was $87.2 million. This included $14.9 million for the purchase and modifications of a new building in Oregon and the acquisition of ATS for $70.3 million. The Company expects capital spending in 2014 to be in the range of $33 million to $37 million, including the purchase and modifications of the new Oregon building.

Outlook

On March 31, 2014, backlog was a record $362.4 million, improved from $214.2 million at the end of the trailing fourth quarter of 2013 and $119.0 million at the end of the first quarter of 2013. Approximately $324.1 million of this backlog is expected to ship over the balance of 2014.

The Company has raised its expectations for 2014 revenue to be in the range of $625 million to $660 million from its previous expectation of $585 million to $640 million. Astronics anticipates that approximately $480 million to $505 million of forecasted 2014 revenue will be from its Aerospace segment, while approximately $145 million to $155 million of the forecasted revenue will be from its Test Systems segment.

Mr. Gundermann concluded, “We had record bookings in the first quarter of $146 million, an increase of 34% over our previous high. This gave us a record backlog as we entered the second quarter and put us in a good position to execute our plan for the remainder of the year.

The midpoint of our new range for 2014 would suggest revenue increasing almost 90% over last year, which would obviously be a very strong year for our company.”

First Quarter 2014 Webcast and Conference Call

The Company will host a teleconference at 11:00 AM ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 13580034. The telephonic replay will be available from 2:00 p.m. on the day of the call through Wednesday, May 14, 2014. A transcript will also be posted to the Company’s Web site, once available.

About Astronics Corporation

Astronics Corporation is a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., Astronics AeroSat Corporation, Astronics Test Systems, Inc., Ballard Technology, Inc., DME Corporation, Luminescent Systems Inc., Luminescent Systems Canada, Inc., Max-Viz, Inc., Peco, Inc. and PGA Electronic s.a. have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.

For more information on Astronics and its products, visit its Web site at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW

ASTRONICS CORPORATION

CONSOLIDATED INCOME STATEMENT DATA

(Unaudited, $ in thousands except per share data)

	Three Months Ended
	3/29/2014	3/30/2013
Sales	$140,951	$73,967
Cost of products sold	110,946	53,748

Gross profit	30,005	20,219
Gross margin	21.3%	27.3%

Selling, general and administrative	16,378	9,157
SG&A % of Sales	11.6%	12.4%

Income from operations	13,627	11,062
Operating margin	9.7%	15.0%

Interest expense, net	2,323	218

Income before tax	11,304	10,844
Income tax expense	3,797	2,280

Net Income	$7,507	$8,564

Net income % of Sales	5.3%	11.6%

*Basic earnings per share	$0.42	$0.49
*Diluted earnings per share	$0.40	$0.47

*Weighted average diluted shares outstanding (in thousands)	18,877	18,211

Capital Expenditures	$16,906	$1,828
Depreciation and Amortization	$4,838	$1,749

*	All share quantities and per share data reported has been restated to reflect the impact of the effect of the one-for-five Class B share distribution for shareholders of record on October 10, 2013.

ASTRONICS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

( in thousands)

	3/29/2014	12/31/2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$29,117	$54,635
Accounts receivable	109,015	60,942
Inventories	141,106	85,269
Other current assets	11,473	10,352
Property, plant and equipment, net	100,883	70,900
Other long-term assets	6,137	5,474
Intangible assets, net	101,570	102,701
Goodwill	103,418	100,998

Total Assets	$602,719	$491,271

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long term debt	$13,092	$12,279
Accounts payable and accrued expenses	110,238	72,958
Long-term debt	255,326	188,041
Other liabilities	43,067	46,484
Shareholders’ equity	180,996	171,509

Total Liabilities and Shareholders’ Equity	$602,719	$491,271

ASTRONICS CORPORATION

SEGMENT DATA

(Unaudited, $ in thousands)

	Three Months Ended
	3/29/2014	3/30/2013
Sales
Aerospace	$122,372	$71,669

Test Systems	18,689	2,390
Less Intersegment Sales	(110)	(92)

Test Systems Sales - Net	18,579	2,298

Total Consolidated Sales	$140,951	$73,967

Operating Profit and Margins
Aerospace	$17,490	$14,288
	14.3%	19.9%
Test Systems	(1,695)	(1,525)
	(9.1)%	(63.8)%

Total Operating Profit	15,795	12,763
	11.2%	17.3%
Interest Expense	2,323	218
Corporate Expenses and Other	2,168	1,701

Income Before Taxes	$11,304	$10,844

Income Before Taxes % of Sales	8.0%	14.7%

ASTRONICS CORPORATION

SALES BY MARKET

(Unaudited, $ in thousands)

	Three Months Ended
	3/29/2014	3/30/2013	$ change	% change	2014 YTD %
Aerospace Segment
Commercial Transport	$99,287	$50,962	$48,325	94.8%	70.3%
Military	8,958	8,616	342	4.0%	6.5%
Business Jet	9,866	8,665	1,201	13.9%	7.0%
Other	4,261	3,426	835	24.4%	3.0%

Aerospace Total	122,372	71,669	50,703	70.7%	86.8%

Test Systems Segment
Commercial	14,337	—	14,337	100.0%	10.2%
Military	4,242	2,298	1,944	84.6%	3.0%

Test Systems Total	18,579	2,298	16,281	708.5%	13.2%

Total	$140,951	$73,967	$66,984	90.6%	100.0%

ASTRONICS CORPORATION

SALES BY PRODUCT

(Unaudited, $ in thousands)

	Three Months Ended
	3/29/2014	3/30/2013	$ change	% change	2014 YTD %
Aerospace Segment
Electrical Power & Motion	$65,833	$44,796	$21,037	47.0%	46.7%
Lighting & Safety	35,091	18,117	16,974	93.7%	24.9%
Avionics	12,752	5,330	7,422	139.2%	9.0%
Structures	3,638	—	3,638	100.0%	2.6%
Other	5,058	3,426	1,632	47.6%	3.6%

Aerospace Total	122,372	71,669	50,703	70.7%	86.8%

Test Systems	18,579	2,298	16,281	708.5%	13.2%

Total	$140,951	$73,967	$66,984	90.6%	100.0%

ASTRONICS CORPORATION

ORDER AND BACKLOG TREND

(Unaudited, $ in thousands)

	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Trailing Twelve Months
	6/29/2013	9/28/2013	12/31/2013	3/29/2014	3/29/2014
Sales
Aerospace	$68,676	$87,525	$102,660	$122,372	$381,233
Test Systems	2,157	2,156	2,796	18,579	24,688

Total Sales	$70,833	$89,681	$105,456	$140,951	$405,921

Bookings
Aerospace	$65,714	$95,852	$107,633	$123,578	$392,777
Test Systems	620	8,066	1,127	22,677	32,490

Total Bookings	$66,334	$103,918	$108,760	$146,255	$425,267

Backlog*
Aerospace	$111,674	$159,468	$207,101	$208,307	N/A
Test Systems	2,822	8,731	7,062	154,095	N/A

Total Backlog	$114,496	$168,199	$214,163	$362,402	N/A

Book:Bill Ratio
Aerospace	0.96	1.10	1.05	1.01	1.03
Test Systems	0.29	3.74	0.40	1.22	1.26

Total Book:Bill	0.94	1.16	1.03	1.04	1.05

*	During the third quarter of 2013, acquisitions added backlog of approximately $39.5 million for the Aerospace segment. During the fourth quarter of 2013, acquisitions added backlog of approximately $42.6 million for the Aerospace segment. During the first quarter of 2014, acquisitions added backlog of approximately $142.9 million for the Test Systems segment.